Exhibit 99.2

BDSI Exercises Option to Acquire U.S. BEMATM Rights

Eliminates any future milestone payments or royalty sharing with QLT USA and contributes to projected positive cash flow in 2007

MORRISVILLE, N.C.—(BUSINESS WIRE) — September 10 2007 — BioDelivery Sciences International, Inc. (Nasdaq:BDSI) has exercised its option to acquire the U.S. rights to the BEMATM drug delivery technology that BDSI licensed from QLT USA, Inc. The acquisition gives BDSI full ownership of the BEMATM technology and eliminates any payment of royalties to or the sharing of milestone payments with QLT USA going forward for any BEMA product. More specifically, now that the technology has been purchased, BDSI is not required to share the upfront payment, or any future financial benefit it expects to receive from the partnership agreement signed with Meda AB last week involving BEMA Fentanyl.

This acquisition was undertaken concurrently with BDSI’s entry into a license and supply agreement with Meda AB for the commercialization rights to BDSI’s BEMATM Fentanyl product in the U.S., Canada and Mexico. BDSI anticipates a $30 million non-refundable upfront milestone payment from Meda upon the approval of the required Hart Scott Rodino (HSR) antitrust review.

To acquire the U.S. rights to the BEMATM technology, BDSI paid QLT $3 million at the closing of the acquisition and has issued a promissory note in the amount of $4 million.The note is payable to QLT in two future $2 million installments triggered by the occurrence of specific milestones, including the NDA approval of BDSI’s first BEMA product. BDSI financed the initial $3 million payment with a short term bank note and expects to repay the note with a portion of the $30 million milestone payment it expects to receive from Meda upon the conclusion of the HSR review period. This is anticipated to occur in October 2007.

“We are pleased to have been able to take full ownership of this technology which plays such a significant strategic role to our company” said Mark Sirgo, BDSI President and CEO. “We are following through on our strategic plan, initiated last year, when we acquired the non-U.S. BEMA assets. This acquisition was integral to consummating our licensing agreement with Meda last week. By doing so, QLT is eliminated from receiving any future milestone or royalty payments on BEMA Fentanyl or any BEMA product. This brings a tremendous benefit to our stockholders.”

Dr. Sirgo continued, “We believe this transaction, coupled with the U.S. licensing partnership with Meda, solidifies our financial position for the foreseeable future. Upon receipt of the $30 million upfront payment from Meda, we are projecting to be cash flow positive for 2007. Looking forward into 2008, we anticipate receiving an additional milestone payment from Meda totaling $30 million with the NDA approval and commercial launch of BEMA Fentanyl. Based on our NDA approval timeline and projected product launch, we also anticipate receiving royalty revenues from BEMA Fentanyl by the end of 2008. We anticipate that these events would allow us to remain cash flow positive for 2008 as well. This is exactly the product-driven value proposition that we have sought to bring to our stockholders.”

Dr. Sirgo concluded, “Finally, with the Meda funds in hand and a vastly improved balance sheet, we expect, following the submission of our BEMA Fentanyl NDA filing in the next 30-45 days, to begin to aggressively address the rest of our rich and differentiating product pipeline, including anticipated proof of concept data on our follow on pain product BEMA LA and our Bioral Amphotericin B product in 2008.”

Further details regarding this and related transactions will be provided in a Current Report on Form 8-K to be filed by BDSI with the Securities and Exchange Commission.

About BioDelivery Sciences International Inc.

BioDelivery Sciences International, Inc. is a specialty pharmaceutical company that is focused on developing innovative products to treat acute conditions such as pain. The company utilizes its owned and licensed patented drug delivery technologies to develop, partner and commercialize, clinically-significant new products using proven therapeutics. BDSI’s pain franchise currently consists of two products in development utilizing the company’s patented BEMA™ oral adhesive disc technology: BEMATM Fentanyl, a treatment for “breakthrough” cancer pain, and BEMATM LA, a second analgesic with a target indication of the treatment of moderate to severe pain. The company is also working with both its BEMATM technology and its patented Bioral® nanocochleate technology on products targeted at other acute treatment opportunities such as insomnia, nausea and vomiting, and infections. The company’s headquarters are located in Morrisville, North Carolina and its principal laboratory is located in Newark, New Jersey. For more information please visit www.bdsinternational.com.

Forward-Looking Statements

Note: Except for the historical information contained herein, this press release and the statements of representatives and partners of BioDelivery Sciences International, Inc. (the “Company”) related thereto contain or may contain, among other things, certain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve significant risks and uncertainties. Such statements may include, without limitation, statements with respect to the Company’s plans, objectives, projections, expectations and intentions and other statements identified by words such as “projects”, “may”, “could”, “would”, “should”, “believes”, “expects”, “anticipates”, “estimates”, “intends”, “plans” or similar expressions. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission. Actual results, including, without limitation: (i) actual sales results and royalty payments, if any, (ii) the application and availability of corporate funds and the Company’s need for future funds, or (iii) the timing for completion, and results of, scheduled or additional clinical trials and the FDA’s review and/or approval and commercial launch of the Company’s formulations and products and regulatory filings related to the same, may differ significantly from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company’s control).

For more information, contact:

The Investor Relations Group

Investors: James Carbonara or Joseph Kessler, 212-825-3210

Media: Bill Douglass, 212-825-3210